EXHIBIT 10.1

EXECUTION COPY

AGREEMENT RELATING TO UNITED BISCUITS SOUTHERN EUROPE
DATED 8 JULY 2006

UNITED BISCUITS GROUP (INVESTMENTS) LIMITED

DELUXESTAR LIMITED

UB OVERSEAS LIMITED

UB INVESTMENTS (NETHERLANDS) B.V.

NABISCO EURO HOLDINGS LTD.

and

KRAFT FOODS INTERNATIONAL, INC.

A L L E N  &  O V E R Y

Allen & Overy LLP

Agreed Form Documents

1.                                       Data Room Index “A”

2.                                       Data Room Index “B”

3.                                       Director’s Resignation Letter

4.                                       Discounted Securities Extraordinary Resolution

5.                                       Diver Licence Agreement

6.                                       Filipinos Licence Agreement

7.                                       Form of Waiver Request Letter

8.                                       Hob-Nobs Licence Agreement

9.                                       Information Memorandum

10.                                 Intellectual Property Deed

11.                                 McVities Licence Agreement

12.                                 Press Releases

13.                                 Reorganisation Documents

14.                                 Supply Agreements

15.                                 Transitional Services Agreement

16.                                 Vendor Due Diligence Report

17.                                 Wheatsheaf Licence Agreement

THIS AGREEMENT is made on 8 July 2006

BETWEEN:

(1)                               UNITED BISCUITS GROUP (INVESTMENTS) LIMITED, (registered number 3877866) whose registered office is at Hayes Park, Hayes End Road, Hayes, Middlesex (UBGI);

(2)                                  DELUXESTAR LIMITED, (registered number 3922573) whose registered office is at Hayes Park, Hayes End Road, Hayes, Middlesex (Deluxestar);

(3)                                  UB OVERSEAS LIMITED, (registered number 1496587) whose registered office is at Hayes Park, Hayes End Road, Hayes, Middlesex (UB Overseas);

(4)                                  UB INVESTMENTS (NETHERLANDS) B.V., a company incorporated in the Netherlands and having its principal offices at Westzijde 103, 1506GA Zaandam, Netherlands (UB Investments);

(5)                                  NABISCO EURO HOLDINGS LTD., a company incorporated in the Cayman Islands whose registered office is at Ugland House, PO Box 309, South Church Street, George Town Grand, Cayman, Cayman Islands, B.V.I. (NEH); and

(6)                                  KRAFT FOODS INTERNATIONAL, INC., a company incorporated in the State of Delaware and having its principal offices at Three Lakes Drive, Northfield, Illinois, 60093, USA (KFI).

RECITALS:

(A)                              United Biscuits Iberia S.L. is a private company incorporated in Spain with registered number B-80662950 (UB Iberia). Certain details of UB Iberia and the UBSE Subsidiaries are set out in Schedule 1.

(B)                                The parties intend to effect the Reorganisation prior to Completion whereby UB Iberia will become a subsidiary of New Iberia.

(C)                                NEH wishes to acquire the shares in New Iberia in redemption of the Discounted Securities on the terms and subject to the conditions set out in this agreement. The parties intend that, following Completion, the UBSE Group will hold such rights and assets as are necessary to conduct the Business and, as between the UB Group and the UBSE Group, other than as set out in the Transaction Documents, all rights to the Merola Marks.

(D)                               KFI is the holding company of NEH and is willing to guarantee the obligations of NEH under this agreement.

(E)                                 UBGI is the holding company of Deluxestar, UB Overseas and UB Investments and is willing to guarantee the obligations of those parties under this agreement.

IT IS AGREED as follows:

1.                                   INTERPRETATION

1.1                                 In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 7 apply throughout this agreement, unless the contrary intention appears.

1.2                                 In this agreement, unless the contrary intention appears, a reference to a clause, sub-clause or Schedule is a reference to a clause, sub-clause or Schedule of or to this agreement. The Schedules form part of this agreement.

1.3                                 The headings in this agreement do not affect its interpretation.

2.                                      REDEMPTION

2.1                                 Subject to the Conditions being satisfied, at Completion Deluxestar shall transfer the New Iberia Shares to NEH in redemption of the Discounted Securities.

2.2                                 The New Iberia Shares shall be transferred with full title guarantee free from Encumbrances and together with all rights and benefits attaching to them.

3.                                   CONDITIONS PRECEDENT

3.1                              The acquisition of the New Iberia Shares in redemption of the Discounted Securities is conditional on:

(a)                                  the UB Parties obtaining all of the consents requested in the Form of Waiver Request Letter substantially in the Agreed Form (the Bank Consent Condition); and

(b)                           completion of the Reorganisation (the Reorganisation Condition).

3.2                                 The UB Parties shall send the Form of Waiver Request Letter within 2 Business Days following the date of this agreement and will use all reasonable endeavours to procure (so far as they are able to procure) that the Bank Consent Condition is satisfied on or before 8 September 2006 (the Long Stop Date) including, but not limited to, putting in place and making use of a back-stop facility to replace non-consenting Lenders accounting for up to one-third of the total amount outstanding under the Senior Facilities Agreement.

3.3                              If the Bank Consent Condition is not satisfied on or before the Long Stop Date:

(a)                                  except for this sub-clause, clauses 1, 3.8, 15, 16, 17, 18, 19, 20, 22 and 23 and the provisions of Schedule 7, all the provisions of this agreement shall lapse and cease to have effect; and

(b)                                 neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation falling due for performance prior to such lapse and cessation.

3.4                                 Following the date of this agreement, UBGI shall procure that the relevant members of the UB Group and New Iberia shall observe and perform those provisions of Part 1 of Schedule 2 as are expressed to be observed and performed by them at the times and on the terms set out in Part 1 of Schedule 2 provided that:

(a)                                  in the case of Step 2 in Part 1 of Schedule 2, KFI shall provide UBGI with such assistance as UBGI may reasonably request; and

(b)                                 the obligation on UBGI in respect of Step 4 in Part 1 of Schedule 2 will be to use its best endeavours to procure that such step is observed and performed.

3.5                                 Subject to the Bank Consent Condition being satisfied, UBGI shall procure that the relevant members of the UB Group and New Iberia shall observe and perform those provisions of Part 2 of  Schedule 2 as are expressed to be observed and performed by them following the satisfaction of the Bank Consent Condition at the times and on the terms set out in Part 2 of Schedule 2.

3.6                                 If the New Iberia Loan Amount is not made available to New Iberia pursuant to the Loan Facilities Commitment Letter or the definitive loan documentation entered into as contemplated thereby (together, the Loan Documentation), KFI shall procure that the New Iberia Loan Amount shall be provided to New Iberia:

(a)                                  on terms no more onerous (taken as a whole) to New Iberia than the Loan Documentation; and

(b)                                 at such time as may be necessary to allow the Reorganisation Condition to be satisfied by no later than the date falling 10 Business Days after the later of (i) the first Business Day on which each of Steps 1 to 4 set out in Part 1 of Schedule 2 have been satisfied or completed; and (ii) the first Business Day on which the Bank Consent Condition is satisfied.

3.7                                 UBGI shall procure that the UB Parties (including, for the purposes of this clause 3.7, New Iberia) take such actions and sign all such documents as may reasonably be required to:

(a)                                  ensure that the New Iberia Loan Amount is drawn down by New Iberia in accordance with the terms set out in the Loan Documentation (or such other terms on which the New Iberia Loan Amount may otherwise be provided pursuant to clause 3.6); and

(b)                                 allow KFI to comply with its obligations under clause 3.6.

3.8                                 If Completion does not take place, KFI undertakes to UBGI that it shall pay to UBGI (as trustee for New Iberia) on a £ for £ after tax basis an amount in respect of any costs, expenses or liabilities which may be incurred by New Iberia pursuant to the Loan Documentation or any other documentation pursuant to which the New Iberia Loan Amount may be made available to New Iberia pursuant to clause 3.6, whether or not such funds are in fact drawn down, provided that:

(a)                                  if the funds have been drawn down, only to the extent that such costs, expenses or liabilities exceed the New Iberia Loan Amount; and

(b)                                 KFI shall have no liability under this clause 3.8 if Completion has not taken place as a result of a breach by any UB Party or New Iberia of its obligations under this agreement or if this agreement is terminated pursuant to clause 3.11.

3.9                                 Without prejudice to the general provisions of Schedule 3 and except with the prior written consent of KFI, UBGI will ensure that no member of the Wider UB Group takes any action which is inconsistent with, or which might prevent or delay, implementation of the Reorganisation.

3.10                           If the Reorganisation Condition is not satisfied within 10 Business Days following the later of: (i) the first BusinessDay on which each of Steps 1 to 4 set out in Part 1 of Schedule 2 have been satisfied or completed; and (ii) the first Business Day on which the Bank Consent Condition is satisfied:

(a)                                  except for this sub-clause, clauses 1, 3.8, 15, 16, 17, 18, 19, 20, 22 and 23 and the provisions of Schedule 7, all the provisions of this agreement shall lapse and cease to have effect; and

(b)                                 neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation falling due for performance prior to such lapse and cessation.

3.11                           The UB Parties warrant to the Kraft Parties that the Pre-Completion Warranties are true, accurate and not misleading at the date of this agreement. KFI may terminate this agreement by notice in writing to UBGI if, at any time between the date of this agreement and Completion, the Kraft Parties become aware of a fact or circumstance (other than a Disclosed Fact) which:

(a)                                  would, or might reasonably be expected to, cause any of the Pre-Completion Warranties to be untrue, inaccurate or misleading; and

(b)                                 individually or combined with any other fact or circumstance to which paragraph (a) above applies, would reduce:

(i)                                     the EBITDA of the Business by £5 million on an annualised basis; or

(ii)                                  the net assets of the UBSE Group as a whole at the date of this agreement (as derived from the accounting records of the UBSE Group) by £50 million or more.

3.12                           Termination of the agreement shall be the sole remedy of the Kraft Parties in relation to the Pre-Completion Warranties. Nothing in the previous sentence limits or excludes any liability for fraud.

3.13                           If KFI terminates this agreement pursuant to clause 3.11, all the provisions of this agreement shall lapse and cease to have effect except for this sub-clause, clauses 1, 3.8, 15, 16, 17, 18, 19, 20, 22 and 23 and the provisions of Schedule 7.

3.14                           If, at any time, any UB Party or any Kraft Party becomes aware of a fact or circumstance that would or might reasonably be expected to prevent a Condition being satisfied, or cause or constitute a breach of the Pre-Completion Warranties, it shall immediately inform KFI or UBGI (as the case may be).

3.15                           For the purposes of clause 3.11 a Disclosed Fact means a fact or circumstance fully and fairly disclosed in Data Room “A” or in Data Room “B” prior to 4.30 a.m. on 8 July 2006, or in the Vendor Due Diligence Report or the Information Memorandum, with sufficient specificity to enable KFI reasonably to conclude that it would, or might reasonably be expected to, cause any of the Pre-Completion Warranties to be untrue, inaccurate or misleading.

4.                                      PRE-COMPLETION COVENANTS

4.1                                 From the date of this agreement until Completion UBGI undertakes to KFI that it shall, to the extent permitted by law, exercise all rights and powers available to it so as to procure that, except with the written consent of KFI or as required to implement the Reorganisation, each UBSE Group Company complies with Schedule 4.

4.2                                 From the date of this agreement until Completion, UBGI undertakes to KFI that it shall:

(a)                                  procure that KFI is given a copy of any monthly management reports prepared in relation to any UBSE Group Company or to the Business (but only to the extent such report relates to the Business);

(b)                                 to the extent permitted by law and at KFI’s cost, procure that, during normal business hours on any Business Day and on reasonable notice to UBGI, KFI and its professional advisers are given reasonable access to (including taking copies of) the books and records of the UBSE Group Companies and to the employees and consultants of the Wider UB Group solely for the purpose of preparing the UBSE Group Companies for the introduction of the Kraft Group’s normal working procedures in readiness for Completion and for the transfer of customer, distributor and supplier relationships.

5.                                   COMPLETION

5.1                                 Completion shall take place at the offices of KFI’s Solicitors in Madrid immediately following the satisfaction of the Reorganisation Condition.

5.2                                 At Completion:

(a)                                  UBGI shall procure that the relevant members of the UB Group shall observe and perform the provisions of Part 1 of Schedule 6; and

(b)                                 KFI shall procure that the relevant members of the Kraft Group shall observe and perform the provisions of Part 2 of Schedule 6.

5.3          NEH shall not be obliged to complete the acquisition of any of the New Iberia Shares unless:

(a)                                  the relevant UB Parties comply with each of their obligations under Part 1 of Schedule 6 (other than paragraphs (b)(v) and (d)); and

(b)                                 the acquisition of all the New Iberia Shares is completed simultaneously.

5.4                                 Deluxestar shall not be obliged to complete the transfer of any of the New Iberia Shares to NEH unless the relevant members of the Kraft Group comply with each of their obligations under Part 2 of Schedule 6.

5.5                                 If for any reason the provisions of Part 1 of Schedule 6 (Completion) (other than paragraphs (b)(v) and (d)) are not fully observed and performed as contemplated by sub-clause 5.2(a), KFI may elect by giving notice to UBGI to:

(a)                                  proceed to Completion to the extent reasonably practicable;

(b)                                 postpone Completion to a date not more than 5 Business Days after Completion was originally scheduled to take place (in which case the provisions of this agreement apply as if that later date were the date of Completion); or

(c)                                  terminate this agreement.

5.6                                 If for any reason the provisions of Part 2 of Schedule 6 (Completion) are not fully observed and performed as contemplated by sub-clause 5.2(b), UBGI may elect by giving notice to KFI to:

(a)                                  proceed to Completion to the extent reasonably practicable;

(b)                                 postpone Completion to a date not more than 5 Business Days after Completion was originally scheduled to take place (in which case the provisions of this agreement apply as if that later date were the date of Completion); or

(c)                                  terminate this agreement.

5.7                                 If KFI elects to terminate this agreement pursuant to clause 5.5(c) or if UBGI elects to terminate this agreement pursuant to Clause 5.6(c):

(a)                                  except for this sub-clause, clauses 1, 3.8, 15, 16, 17, 18, 19, 20, 22 and 23 and the provisions of Schedule 7, all the provisions of this agreement shall lapse and cease to have effect; and

(b)                                 neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation falling due for performance prior to such lapse and cessation.

6.                                   POST-COMPLETION COVENANTS

6.1                                 As soon as reasonably practicable (and, in any event, within 15 Business Days) after Completion, NEH shall file with the relevant commercial registry a notarial deed of change of corporate name in respect of the change of name of each of UB Iberia, Galletas UB and Postres UB (and shall file with the relevant authority or commercial registry in Portugal any similar document applicable to Portugal in respect of the change of name of UB Portugal) to a name which does not include the word “United Biscuits”, “UB” or any name, which is the same as or similar to, or is likely to be confused or associated with, the name of a member of the UB Group. NEH shall provide a copy of the notarial deeds of change of corporate name to UB’s Solicitors at the same time that such deeds are filed with the relevant commercial registry (or similar authority in Portugal) and will notify UB’s Solicitors following the registration of each change of name.

6.2                                 With effect from Completion, NEH shall procure that, save as expressly provided in the Transitional Services Agreement, the Supply Agreements, the Intellectual Property Deed and the Licence Agreements, no UBSE Group Company and no member of the Kraft Group:

(a)                                  after the expiry of 12 months from the date of Completion uses or displays (including on or in its business stationery, documents, signs, promotional materials or website) any name, mark or logo which is the same as or similar to, or is likely to be confused or associated with, any name, mark or logo of a member of the UB Group; or

(b)                                 represents that the UB Parties or any other member of the UB Group retains any connection with the UBSE Group Companies or any other member of the Kraft Group.

7.                                   LOANS AND GUARANTEES

7.1                                 Deluxestar shall procure that on Completion all indebtedness owing immediately before Completion from any member of the UB Group to any UBSE Group Company (other than amounts payable pursuant to normal arm’s length commercial transactions in the ordinary course of trading consistent with historic practice for the supply of goods or services which are invoiced and settled in cash in the ordinary course) is or has been satisfied in full.

7.2                                 NEH shall procure that on Completion all indebtedness owing immediately before Completion from any UBSE Group Company to any member of the UB Group  (other than amounts payable pursuant to normal arm’s length commercial transactions in the ordinary course of trading consistent with historic practice for the supply of goods or services which are invoiced and settled in cash in the ordinary course) is satisfied in full.

7.3                                 Deluxestar shall procure that on Completion each UBSE Group Company is released from all guarantees, mortgages and indemnities which have been given by that UBSE Group Company in respect of any liability or obligation of any member of the UB Group and pending such release, Deluxestar shall indemnify that UBSE Group Company against all liabilities under those guarantees and indemnities.

7.4                                 Sub-clause 7.3 may be enforced by each relevant member of the UBSE Group, with NEH’s consent, against Deluxestar under the Contracts (Rights of Third Parties) Act 1999. The provisions of sub-clause 7.3 may be varied by agreement between Deluxestar and NEH (and NEH may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by sub-clause 7.3) without the consent of any other member of the UBSE Group.

8.                                   WRONG POCKETS

8.1                              In this clause 8:

(a)                                  UB Group means UBGI and each of its subsidiaries at Completion and each of its subsidiaries from time to time (other than the UBSE Group Companies);

(b)                                 Required Asset means an asset which relates primarily to the business of a member of the UB Group; and

(c)                                  Missing Asset means any asset which relates primarily to the Business other than any tangible assets of, or employees engaged in, the business of the UB Group which consists of export sales of products by members of the UB Group which do not form part of the United Biscuits Southern Europe business unit.

8.2                                 Without prejudice to the terms of the Intellectual Property Deed or the Licence Agreements, if after Completion any UBSE Group Company holds or owns any Required Asset, NEH shall be deemed to hold the Required Asset(s) on trust and as bailee for UBGI (for itself or on behalf of the relevant member of the UB Group) and NEH shall, at UBGI’s request, as soon as practicable and on terms that no consideration is provided by any person for such transfer, use all reasonable endeavours to:

(a)                                  execute all such deeds or documents as may be necessary for the purpose of transferring (free of any lien, charge or encumbrance created after Completion) the relevant interest in such Required Asset(s) to UBGI or as it may direct; and

(b)                                 do or procure to be done at UBGI’s cost all such further reasonable acts or things and procure the execution of all such other documents as UBGI (for itself or on behalf of any member(s) of the UB Group) may reasonably request in order to and for the purpose of vesting the relevant interest in such Required Asset(s) in UBGI or relevant member of the UB Group.

8.3                              NEH shall notify UBGI promptly upon it coming to NEH’s attention that:

(a)                            any Required Asset(s) are in the possession or control of NEH or any UBSE Group Company; or

(b)                           any Missing Asset(s) are in the possession or control of a member of the UB Group.

8.4                                 Without prejudice to the terms of the Intellectual Property Deed or the Licence Agreements, if after Completion any member of the UB Group holds or owns any Missing Asset, UBGI or that member of the UB Group as the case may be shall be deemed to hold the Missing Asset(s) on trust and as bailee for NEH (for itself and as trustee on behalf of the relevant UBSE Group Company), and UBGI or that member of the UB Group as the case may be shall, at NEH’s request, as soon as practicable and on terms that no consideration is provided by any person for such transfer, use all reasonable endeavours to:

(a)                               execute all such deeds or documents as may be necessary for the purpose of transferring (free of any lien, charge or encumbrance) the relevant interest in the Missing Asset(s) to NEH or as it may direct; and

(b)                              do or procure to be done at NEH’s cost all such further reasonable acts or things and procure the execution of all such other documents as NEH (for itself and/or on behalf of the relevant UBSE Group Company) may reasonably request in order to and for the purpose of vesting the relevant interest in the Missing Asset(s) in NEH or as NEH may direct.

8.5                              UBGI shall notify NEH promptly upon it coming to UBGI’s  attention that:

(a)                            any Missing Asset(s) are in the possession or control of a member of the UB Group; or

(b)                           any Required Asset(s) are in the possession or control of a UBSE Group Company.

9.                                   TAX MATTERS

9.1                                 The transfer of the New Iberia Shares in redemption of the Discounted Securities pursuant to this agreement will be treated as a distribution in liquidation of NEH’s partnership interest in Deluxestar, within the meaning of Section 732(b) of the United States Internal Revenue Code of 1986, as amended, for all United States federal income tax purposes.

9.2                                 With effect from the date of this agreement, UBGI shall procure that if any of the shares in any member of the UB Group are to be sold or otherwise transferred for United States federal income tax purposes prior to 31 December 2006, all reasonable steps will be taken in consultation with, for a reasonable period of time and provided such consultation does not prejudice the sale or transfer of any such shares, and at the reasonable out of pocket expense of, KFI with the objective that such sale or transfer is treated as a sale or transfer of the assets of such member or will not result in any taxable gain for a member of the Kraft Group for United States Federal income tax purposes.

10.                               WARRANTS TO SUBSCRIBE FOR SHARES IN UBGI

10.1                           KFI warrants to UBGI that:

(a)                                  it is the legal and beneficial owner of the Warrants;

(b)                                 it is the only person who is entitled to exercise or enforce any subscription rights or any other rights which the Warrant Instrument provides may be exercised or enforced by a holder of Warrants; and

(c)                                  it has not assigned, disposed of or otherwise transferred to any person any of its Warrants or any interest in any of the Warrants or any rights arising under or in relation to the Warrants or the Warrant Instrument.

10.2                           Each of the warranties contained in clause 10.1 will be deemed to be repeated immediately before Completion.

10.3                           With effect from Completion KFI:

(a)                                  agrees that any and all subscription rights which it has or may have pursuant to the Warrants or the Warrant Instrument shall lapse;

(b)                                 agrees that it shall not retain any rights to enforce any subscription rights under the Warrants;

(c)                                  agrees that UBGI and every other member of the UB Group is irrevocably released from any and all obligations and liabilities it has or may have to it or any other member of the Kraft Group under the Warrants or the Warrant Instrument; and

(d)                                 irrevocably waives, releases and discharges, to the fullest extent permitted by law, any and all claims (including, without limitation, cross-claims, counterclaims, rights of set-off and recoupment), causes of action, demands, suits, costs, expenses and damages that it has or may have arising under or relating to the Warrants or the Warrant Instrument against UBGI, or any other member of the UB Group, or any of their respective directors, officers, employees or advisers.

10.4                           If any provision of the Warrant Instrument conflicts with the provisions of this clause, this clause shall prevail.

11.                               UB WARRANTIES

11.1                           Each of the UB Parties warrants to the Kraft Parties that:

(a)                                  it has the requisite power and authority to execute and deliver, and to perform its obligations under, this agreement and each of the other Transaction Documents to which it is a party, and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(b)                                 this agreement constitutes its legal, valid and binding obligations in accordance with its terms;

(c)                                  subject to satisfaction of the Bank Consent Condition, the execution and delivery by it of this agreement and the performance of its obligations under it do not and will not conflict with or constitute a default under any provision of:

(i)                                     any agreement or instrument to which it is a party; or

(ii)                                  its constitutional documents; or

(iii)                               any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it is bound; and

(d)                                 all authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable it to execute, deliver and perform its obligations under this agreement have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

11.2                           UB Investments warrants to NEH at the date of this agreement that:

(a)                                  it is the full owner of the UB Iberia Shares;

(b)                                 it is entitled to transfer or procure the transfer of the full ownership in the UB Iberia Shares to New Iberia in accordance with the Reorganisation;

(c)                                  the UB Iberia Shares constitute the whole of the share capital of UB Iberia and are fully paid up;

(d)                                 UB Iberia, or another UBSE Group Company, is the full owner of the whole share capital of each of the UBSE Subsidiaries and all the shares in the UBSE Subsidiaries are fully paid up;

(e)                                  no person is entitled to require any UBSE Group Company to allot, issue, transfer, redeem or repay any share capital; and

(f)                                    save for the Encumbrances created pursuant to the security documents described in Part 3 of Schedule 6, there is no Encumbrance on, over or affecting any of the UB Iberia Shares or any of the shares in the UBSE Subsidiaries.

11.3                           Deluxestar warrants to NEH that, subject to the satisfaction of the Reorganisation Condition, at Completion:

(a)                                  it will be the full owner of the New Iberia Shares;

(b)                                 it will be entitled to transfer or procure the transfer of the full ownership in the New Iberia Shares on the terms and subject to the conditions set out in this agreement;

(c)                                  the New Iberia Shares will constitute the whole of the share capital of New Iberia and will be fully paid up; and

(d)                                 New Iberia will be the full owner of the whole share capital of UB Iberia and UB Iberia (or another UBSE Group Company) is the full owner of the whole of the share capital of the UBSE Subsidiaries;

(e)                                  no person will be entitled to require New Iberia to allot, issue, transfer, redeem or repay any share capital; and

(f)                                    save for the Encumbrances created pursuant to the security documents described in Part 3 of Schedule 6, there is no Encumbrance on, over or affecting any of the New Iberia Shares or any of the shares in UB Iberia or the UBSE Subsidiaries.

11.4                           Each of the Title Warranties will be deemed to be repeated immediately before Completion.

11.5                           The Title Warranties and any Title Warranty Claim shall be subject to the limitations and other provisions set out in Schedule 5.

11.6                           Nothing in Schedule 5 limits or excludes any liability for fraud.

12.                               KRAFT WARRANTIES

12.1                           Each of the Kraft Parties warrants to the UB Parties that:

(a)                                  it has the requisite power and authority to execute and deliver, and to perform its obligations under, this agreement and each of the other Transaction Documents to which it is a party, and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(b)                                 this agreement constitutes legal, valid and binding obligations of it in accordance with its terms;

(c)                                  subject to the satisfaction of the Bank Consent Condition, the execution and delivery by it of this agreement and the performance of its obligations under it do not and will not conflict with or constitute a default under any provision of:

(i)                                     any agreement or instrument to which it is a party; or

(ii)                                  its constitutional documents; or

(iii)                               any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it is bound;

(d)                                 all authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable it to execute, deliver and perform its obligations under this agreement have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with; and

(e)                                  NEH is acquiring the New Iberia Shares for itself beneficially and there is no agreement, arrangement or understanding (whether or not of a legally binding nature) for the New Iberia Shares or any of the shares in the other UBSE Group Companies, or any interest in the New Iberia Shares or in any of the shares in the other UBSE Group Companies, to be sold, transferred or otherwise disposed to, or held for the benefit of, any person other than NEH or another member of the Kraft Group.

12.2                           Each of the warranties contained in clause 12.1 will be deemed to be repeated immediately before Completion.

13.                               LOCKED BOX

13.1                           UBGI warrants to NEH that the Balance Sheet has been prepared applying accounting policies and procedures consistent with those employed in preparing the Management Accounts (in the form set out in Data Room “A”) which are consistent with those adopted in the audited accounts at 31 December 2005.

13.2                           UBGI warrants to NEH (for itself and as trustee for and on behalf of each UBSE Group Company) that between the Accounts Date and the date of this agreement (other than in respect of Permitted Leakage):

(a)                                  no management charge or fee has been levied by any member of the UB Group against any UBSE Group Company and there has been no payment of any management charges, consulting, service or other fees or compensation from any UBSE Group Company to any member of the UB Group;

(b)                                 no dividend or distribution of profits or assets (including without limitation any distribution as defined in Part VI Income and Corporation Taxes Act 1988 (ICTA) and extended by section 418 ICTA), or any bonus or other payment of any nature has been paid or declared or made by any UBSE Group Company to or in favour of any member of the UB Group;

(c)                                  no UB Transaction Costs have been paid or incurred, or have been agreed to be paid or incurred, by any UBSE Group Company;

(d)                                 no share or loan capital of any UBSE Group Company has been created, issued, redeemed, purchased or repaid; and

(e)                                  no member of the UBSE Group has changed its practices as to collection of trade debtors or payment of trade creditors, there has been no acceleration of payments or accruals for Intra-Group Trading Amounts in each case, whether effected by way of a repayment of Inter-Company Debt or otherwise; and

(f)                                    no UB Group Company has made or entered into any agreement or arrangement to give effect to any of the matters referred to in (a) to (e) above.

13.3                           UBGI undertakes to NEH (for itself and as trustee for and on behalf of NEH and each UBSE Group Company) that between the date of this agreement and Completion no UBSE Group Company will (other than in respect of Permitted Leakage):

(a)                                  pay, or agree or commit to pay, management charges, consulting, service or other fees or compensation to any member of the UB Group or to any Affiliate of any member of the UB Group;

(b)                                 declare, pay or make any dividend of distribution of profits or assets (including without limitation any distribution defined in Part VI ICTA and extended by section 418 ICTA) to or in favour of any UB Group Company;

(c)                                  make or agree to make or pay any bonus, service fee or other payment or compensation to any member of the UB Group Company;

(d)                                 pay or incur, or agree to pay or incur, any UB Transaction Costs;

(e)                                  redeem, purchase or repay, or agree to redeem, purchase or repay, any share or loan capital of a UBSE Group Company to or in favour of any member of the UB Group Company; or

(f)                                    change its practices as to collection of trade debtors or payment of trade creditors.

13.4                           UBGI undertakes to NEH to notify NEH in writing promptly after becoming aware of the same of any receipt by any member of the UB Group of any of the payments referred to in clauses 13.2 or 13.3 above or otherwise of any payment described in such clauses.

13.5                           UBGI warrants to NEH that as at the Accounts Date the UBSE Group had in aggregate Cash of £11.7 million on the Balance Sheet.

13.6                           UBGI warrants to NEH that as at the Accounts Date the UBSE Group had in aggregate Indebtedness of £0.1 million on the Balance Sheet.

13.7                           UBGI undertakes to NEH that it shall pay to New Iberia (for itself and as trustee for and on behalf of each UBSE Group Company) on a £ for £ after tax basis in respect of any breach of any of the warranties and undertakings set out in clauses 13.2, 13.3, 13.5 and 13.6.

13.8                           For the purposes of this clause 13, UB Group means the UB Group and any Affiliate of any member of the UB Group.

14.                               INTER-COMPANY DEBT

14.1                           UBGI warrants to NEH (for itself and as trustee for and on behalf of each UBSE Group Company) that between the Accounts Date and the date of this agreement (other than in respect of Permitted Leakage and the P6 Adjustment Payment):

(a)                                  there has been no increase in Inter-Company Debt;

(b)                                 there has been no repayment or capitalisation of Inter-Company Debt other than the Delacre Adjustment;

(c)                                  there has been no change to the terms of Inter-Company Debt;

(d)                                 no Intra-Group Trading Amounts have been reclassified as Inter-Company Debt; and

(e)                                  there have been no Intra-Group Receivables.

14.2                           UBGI warrants to NEH (for itself and as trustee for and on behalf of NEH and each UBSE Group Company) that:

(a)                                  the aggregate amount of Inter-Company Debt on the Balance Sheet as at the Accounts Date was £24.8 million and the interest on the Inter-Company Debt will cease to accrue after the Accounts Date; and

(b)                                 the aggregate amount of Intra-Group Receivables was nil as at the Accounts Date.

14.3                           UBGI undertakes to NEH (for itself and as trustee for and on behalf of each UBSE Group Company) that between the date of this agreement and Completion (other than in respect of Permitted Leakage):

(a)                                  there will be no increase in Inter-Company Debt or Intra-Group Receivables and no interest will accrue on the Inter-Company Debt;

(b)                                 there will be no repayment or capitalisation of Inter-Company Debt other than pursuant to clause 7;

(c)                                  there will be no change to the terms of the Inter-Company Debt; and

(d)                                 no Intra-Group Trading Amounts will be reclassified as Inter-Company Debt or Intra-Group Receivables.

14.4                           UBGI undertakes to NEH that it shall pay to New Iberia (for itself and as trustee for and on behalf of each UBSE Group Company) on a £ for £ after tax basis in respect of any breach of any of the warranties and undertakings set out in clauses 14.1, 14.2 and 14.3.

14.5                           For the purposes of this clause 14 UB Group includes United Biscuits (Equity) Limited.

14.6                           For the avoidance of doubt, the Delacre Adjustment and the P6 Adjustment Payment occurred post 31 May 2006 and have been taken into consideration in the Inter-Company Debt of £24.8 million and the Cash of £11.7 million.

15.                               GUARANTEES

15.1                           KFI, as primary obligor, unconditionally and irrevocably guarantees, by way of continuing guarantee to the UB Parties, the payment and performance by NEH, when due, of all amounts and obligations under this agreement. This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged in full.

15.2                           KFI’s obligations under this clause:

(a)                                  constitute direct, primary and unconditional obligations to pay on demand by the UB Parties any sum which NEH is liable to pay under this agreement and to perform on demand any obligation of NEH under this agreement without requiring the UB Parties first to take any steps against NEH or any other person; and

(b)                                 shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(i)                                     any time or indulgence granted to, or composition with, NEH or any other person; or

(ii)                                  any amendment of this agreement; or

(iii)                               the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against NEH or any other person; or

(iv)                              any legal limitation, disability or other circumstance relating to NEH or any unenforceability or invalidity of any obligation of NEH under this agreement.

15.3                           UBGI, as primary obligor, unconditionally and irrevocably guarantees, by way of continuing guarantee to the Kraft Parties, the payment and performance by the Deluxestar, UB Investments and UB Overseas (together, the UBGI Subsidiaries), when due, of all amounts and obligations under this agreement. This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged in full.

15.4                           UBGI’s obligations under this clause:

(a)                                  constitute direct, primary and unconditional obligations to pay on demand by the Kraft Parties any sum which the UBGI Subsidiaries are liable to pay under this agreement and to perform on demand any obligation of the UBGI Subsidiaries under this agreement without requiring the Kraft Parties first to take any steps against the UBGI Subsidiaries or any other person; and

(b)                                 shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(i)                                     any time or indulgence granted to, or composition with, the UBGI Subsidiaries or any other person; or

(ii)                                  any amendment of this agreement; or

(iii)                               the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against the UBGI Subsidiaries or any other person; or

(iv)                              any legal limitation, disability or other circumstance relating to the UBGI Subsidiaries or any unenforceability or invalidity of any obligation of the UBGI Subsidiaries under this agreement.

16.                               ANNOUNCEMENTS AND CONFIDENTIALITY

16.1                           Subject to sub-clause 16.2, none of the UB Parties nor the Kraft Parties shall make (or permit any of their respective Affiliates to make) any announcement concerning this agreement or any ancillary matter before, on or after Completion, except for the Press Releases.

16.2                           The UB Parties and KFI shall each be entitled to make any announcement that contains only those matters set out in the Press Releases.

16.3                           KFI:

(a)                                  shall, and shall procure that each other member of the Kraft Group from time to time shall, keep confidential all information provided to any member of the Kraft Group by or on behalf of the UB Parties or any other member of the UB Group or otherwise obtained by any member of the Kraft Group in connection with the transactions contemplated by this agreement which relates to the UB Parties or any other member of the UB Group; and

(b)                                 shall procure that, if after Completion any UBSE Group Company holds confidential information relating to the UB Parties or any other member of the UB Group, that UBSE Group Company shall after Completion keep that information confidential and, to the extent reasonably practicable and to the extent not required to perform its obligations under the relevant Transaction Documents, shall deliver that information to UBGI or destroy it, in each case without retaining copies.

16.4                           UBGI:

(a)                                  shall, and shall procure that each other member of the UB Group from time to time shall, keep confidential all information provided to any member of the UB Group by or on behalf of the Kraft Parties or any other member of the Kraft Group or otherwise obtained by any member of the UB Group in connection with the transactions contemplated by this agreement which relates to any member of the Kraft Group; and

(b)                                 shall procure that if after Completion any member of the UB Group holds confidential information relating to the UBSE Group Companies or the Kraft Group, that member of the UB Group shall after Completion keep that information confidential and, to the extent reasonably practicable and to the extent not required to perform its obligations under the relevant Transaction Documents, shall deliver that information to NEH or destroy it, in each case without retaining copies.

16.5                           Nothing in this clause prevents any announcement being made or any confidential information being disclosed:

(a)                                  which at the time of supply is in the public domain or which subsequently comes into the public domain except through breach of the undertakings set out in this clause 16;

(b)                                 where such announcement contains only information consistent with the Press Releases;

(c)                                  with the written approval of the other parties, which in the case of any announcement shall not be unreasonably withheld or delayed;

(d)                                 to the extent required by law or any competent regulatory body, but a party required to disclose any confidential information shall promptly notify the other parties, where practicable and lawful to do so, before the announcement is made or disclosure occurs (as the case may be) and shall consult with the other parties regarding the timing and content of such announcement or disclosure (as the case may be) or any action which the other parties may reasonably elect to take to challenge the validity of such requirement;

(e)                                  to the professional advisers, agents and representatives of a party or its Affiliates;

(f)                                    to any general partner, limited partner, trustee, nominee, custodian, manager or Affiliate of, or adviser to, a shareholder in the ultimate parent company of Deluxestar, or any investor or potential investor in any such shareholder, provided that this shall not apply to any confidential information relating to the Kraft Group (including, after Completion, the UBSE Group, the Business and the Merola Marks) other than the business relationship between the UB Group and the Kraft Group pursuant to the Transaction Documents; or

(g)                                 subject to customary confidentiality undertakings, to a potential purchaser of United Biscuits (Equity) Limited, or UBGI, or all or substantially all of the assets of the UB Group, provided that this shall not apply to any confidential information relating to the Kraft Group (including, after Completion, the UBSE Group, the Business and the Merola Marks) other than the Transaction Documents and information relating to the business relationship between the UB Group and the Kraft Group pursuant to the Transaction Documents.

16.6                           For the purposes of clause 16.5 approval or notification shall be deemed given to or by:

(a)                                  all the Kraft Parties if it is given to or by KFI; and

(b)                                 all the UB Parties if it is given to or by UBGI.

16.7                           Nothing in this clause prevents disclosure of confidential information by any party:

(a)                                  to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by that party or any Affiliate of that party; or

(b)                                 to that party’s professional advisers, auditors or bankers but, before any disclosure to any such person, the relevant party shall procure that such person is made aware of the terms of this clause and shall use its best endeavours to procure that such person adheres to those terms as if such person were bound by the provisions of this clause.

16.8                           UBGI shall, as soon as practicable following a written request by KFI following Completion, and subject to KFI first having indemnified UBGI against all liabilities, charges, costs and expenses which it may properly incur in taking such action:

(a)                                  enforce such rights as the UB Group has in respect of confidentiality or non-disclosure agreements entered into by any other potential purchaser of the UB Group or the New Iberia Shares or any element of the Business or any interest in the Merola Marks prior to the date of this agreement (each a Potential Purchaser); and

(b)                                 subject to and in accordance with the terms of any confidentiality or non-disclosure agreement entered into with a Potential Purchaser, request that a Potential Purchaser returns all confidential information relating to any UBSE Group Company to UBGI or, to the extent reasonably practicable, destroys it, and UBGI shall forward any confidential information it receives from a Potential Purchaser to KFI (or as it may direct).

16.9                           This clause 16 supersedes and replaces the letters entered into between KFI and UBGI on 2 December 2005, 3 May 2006, and 23 June 2006.

16.10                     For a period of ten years after Completion, KFI will procure that all books, records, documents and electronic data which relate to the UBSE Group Companies are made available for inspection by representatives of the UB Group (or a shareholder in a member of the UB Group or in the ultimate parent company of UBGI) at all reasonable times during business hours on reasonable advance notice being given provided that such inspection is necessary for the sole purpose of producing tax returns and/or responding to tax audits for a member of the UB Group (or an Affiliate of or a shareholder in a member of the UB Group) or making any related filings. KFI will procure that representatives of the UB Group (or of an Affiliate of or a shareholder in a member of the UB Group) are allowed to take copies of any of such books, records and documents of the UBSE Group Companies reasonably required by them.

16.11                     For a period of ten years after Completion, the UB Parties shall procure that all books, records, documents and electronic data of the UB Group which relate to the UBSE Group Companies are made available for inspection by representatives of KFI at all reasonable times during business hours on reasonable advance notice being given provided that such inspection is necessary for the sole purpose of producing tax returns and/or responding to tax audits for a member of the UBSE Group (or an Affiliate of or a shareholder in a member of the UBSE Group) or making any related filings. The UB Parties shall procure that representatives of KFI are allowed to take copies of any such books, records and documents relating to the UBSE Group Companies reasonably required by them.

17.                               NOTICES

17.1                           Any notice or other communication to be given under this agreement must be in writing (which includes fax, but not email) and must be delivered or sent by post to the party to whom it is to be given as follows:

(a)           to any of the UB Parties at:

United Biscuits Group (Investments) Limited
Hayes Park
Hayes End Road, Hayes
Middlesex
UB4 8EE, England
United Kingdom

Fax: +44 20 8234 5797

 marked for the attention of Mark Oldham / Jeff van der Eems,

with a copy to Allen & Overy LLP (Fax: +44 20 7330 9999) marked for the attention of
David Wootton / Gordon Milne; and

(b)                                 to any of the Kraft Parties at:

Three Lakes Drive
Northfield
Illinois 60093
U.S.A.

Fax: +1 847 646 8466

marked for the attention of Gerhard Pleuhs,

with a copy to Clifford Chance LLP marked for the attention of Sarah Jones / Robert Crothers,

or at any such other address or fax number of which it shall have given notice for this purpose to the other parties under this clause. Any notice or other communication sent by post shall be sent by prepaid first class post (if the country of destination is the same as the country of origin) or by prepaid airmail (if the country of destination is not the same as the country of origin).

17.2                           Any notice or other communication shall be deemed to have been given:

(a)                                  if delivered, on the date of delivery;

(b)                                 if sent by post, on the second Business Day after it was put into the post; or

(c)                                  if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of transmission.

17.3                           In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid first class post or by prepaid airmail or that the fax was properly addressed and transmitted, as the case may be.

17.4                           Clauses 17.2 and 17.3 shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

18.                               ASSIGNMENT

18.1                           Subject to clause 18.2, none of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of all the parties and any such purported assignment or transfer shall be void.

18.2                           The Kraft Parties may assign the benefit of any of their rights pursuant to this agreement (in whole or in part) to any member of the Kraft Group without the consent of the UB Parties provided that KFI shall procure that if such assignee is to cease to be a member of the Kraft Group, such assignee will, before the cessation, assign such rights as were assigned to it to another member of the Kraft Group.

19.                               COSTS

19.1                           Save as expressly provided otherwise in this agreement, each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.

19.2                           All stamp duty, transfer, registration, capital duty on share issues or other similar taxes, duties or charges which may be payable in connection with the transactions contemplated by this agreement shall be paid by NEH including, for the avoidance of doubt, any such taxes, duties or other charges which may be payable in connection with the Reorganisation.

20.                               GENERAL

20.1                           The receipt by KFI’s Solicitors of any document to be delivered at Completion to NEH shall discharge Deluxestar’s obligation to deliver it to NEH.

20.2                           The receipt by UB’s Solicitors of any document to be delivered at Completion to Deluxestar shall discharge NEH’s obligation to deliver it to Deluxestar.

20.3                           Each of the obligations, warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion.

20.4                           Without prejudice to the provisions of Schedule 4, in no circumstances shall the aggregate liability of the UB Parties under this agreement exceed £575 million.

20.5                           This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart.

20.6                           The rights of each party under this agreement:

(a)                                  may be exercised as often as necessary;

(b)                                 except as otherwise expressly provided by this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)                                  may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

20.7                           Save as expressly provided otherwise in this agreement, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

21.                               NO RESCISSION

Neither party shall be entitled in any circumstances to rescind or terminate this agreement.

22.                               WHOLE AGREEMENT

22.1                           This agreement and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by this agreement and the other Transaction Documents and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions.

22.2                           Each party acknowledges that in agreeing to enter into this agreement it has not relied on any express or implied representation, warranty, collateral contract or other assurance (except those expressly set out in this agreement) made by or on behalf of any other party before the entering into of this agreement. Save as expressly set out in this agreement, no statement, promise or forecast made by or on behalf any party, or any of their respective directors, officers, employees or agents or any of their respective advisers, may form the basis of, or be pleaded in connection with, any claim by it under or in connection with this agreement. Each party waives all rights and remedies which, but for this sub-clause 22.2, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

22.3                           Nothing in this clause limits or excludes any liability for fraud.

23.                               GOVERNING LAW AND JURISDICTION

23.1                           This agreement is governed by English law.

23.2                           The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement and the parties submit to the exclusive jurisdiction of the English courts.

AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

SCHEDULE 1

UB IBERIA

Name:	United Biscuits Iberia, S.L.

Registered number:	B-80662950

Registered office:	Pol. Ind. El Raiguer C/Raiguer, 12 08170 — Montornés del Vallés (Barcelona) Spain

Date and place of incorporation:	15 July 1993, Spain

Directors:	Joan Casaponsa Oscar Rangel Anthony Jenkins Susan Furst Mark Oldham

Secretary:	Montserrat Serra

Accounting reference date:	31 December

Auditors:	Ernst & Young S.L.

Capital:	€61,429,284 divided into 20,408,400 quotas (participaciones sociales) of €3.01 each

GALLETAS UB

Name:	Galletas United Biscuits, S.A.

Registered number:	A-31018104

Registered office:	Pol. Ind. El Raiguer C/Raiguer, 12 08170 — Montornés del Vallés (Barcelona) Spain

Date and place of incorporation:	26 October 1967, Spain

Directors:	Joan Casaponsa Sitjas Anthony Jenkins Óscar Rangel Moretti

Secretary:	Montserrat Serra (Non-Director)

Accounting reference date:	31 December

Auditors:	Ernst & Young, S.L.

Share Capital:	€237,560 divided into 237,560 ordinary shares of €1 each.

Sole shareholder:	United Biscuits Iberia, S.L.

POSTRES UB

Name:	Postres United Biscuits, S.A.

Registered number:	A-60172541

Registered office:	Pol. Ind. El Raiguer C/Raiguer, 12 08170 — Montornés del Vallés (Barcelona) Spain

Date and place of incorporation:	28 October 1992, Spain

Directors:	Joan Casaponsa Sitjas Anthony Jenkins Óscar Rangel Moretti

Secretary:	Montserrat Serra (Non-Director)

Accounting reference date:	31 December

Auditors:	Ernst & Young, S.L.

Share Capital:	€2,935,380 divided into 2,436 ordinary shares of €1,205 each.

Sole shareholder:	United Biscuits Iberia, S.L.

CARNES Y CONSERVAS

Name:	Carnes y Conservas Españolas, S.A.

Registered number:	A-28419372

Registered office:	Pol. Ind. El Raiguer C/Raiguer, 12 08170 — Montornés del Vallés (Barcelona) Spain

Date and place of incorporation:	2 December 1975, Spain

Directors:	Joan Casaponsa Sitjas Anthony Jenkins Óscar Rangel Moretti

Secretary:	Montserrat Serra (Non-Director)

Accounting reference date:	31 December

Auditors:	Ernst & Young, S.L.

Share Capital:

ESP 1,649,354,559 (€9,912,820.54), divided into
2,454,559 ordinary shares, distributed in the
following Series:

A Series: 4,559 Ordinary shares of ESP 1 (€0.01 each)

B Series: 350,000 ordinary shares of ESP 1 (€0.01 each)

C Series: 1,000,000 ordinary shares of ESP 540 (€3.25 each)

D Series: 1,100,000 ordinary shares of ESP 1,000 (€6.01 each)

Sole shareholder:	United Biscuits Iberia, S.L.

CONSIBER

Name:	Consiber, S.A.

Registered number:	A-28569853

Registered office:	Pol. Ind. El Raiguer C/Raiguer, 12 08170 — Montornés del Vallés (Barcelona) Spain

Date and place of incorporation:	31 March 1979, Spain

Directors:	Joan Casaponsa Sitjas Anthony Jenkins Óscar Rangel Moretti

Secretary:	Montserrat Serra (Non-Director)

Accounting reference date:	31 December

Auditors:	Ernst & Young, S.L.

Share Capital:	€60,101.21 divided into 10,000 ordinary shares of €6 each.

Sole shareholder:	Carnes y Conservas Españolas, S.A.

UB PORTUGAL

Name:	United Biscuits Portugal, S.A.

Registered number:	502.449.136

Registered office:	2 August 2004, Portugal

Date and place of incorporation:	Bairro de São Carlos 2725-473 Mem Martins (Sintra) Portugal

Directors:	Joan Casaponsa Paulo Gonçalves Anthony Jenkins

Secretary:	Montserrat Serra

Accounting reference date:	31 December

Auditors:	Ernst & Young S.L.

Share Capital:	€18,090,875 (3,618,175 ordinary shares of €5 each)

Sole shareholder:	United Biscuits Iberia, S.L.

SCHEDULE 2

REORGANISATION

PART 1

REORGANISATION STEPS PRIOR TO SATISFACTION OF BANK CONSENT CONDITION

	Action	Timing

Step 1	UB Investments shall purchase an “off the shelf” Spanish SL registered in the Mercantile Registry (New Iberia) that was formed within 60 days prior to the date of its acquisition by UB Investments.	As soon as practicable.

Step 2	New Iberia shall open an account with Citibank International plc or an affiliate into which funds received pursuant to the Loan will be deposited.	As soon as practicable.

Step 3

UB Investments shall sign (and shall procure that any prior shareholders of New Iberia shall sign) and deliver to KFI an IRS Form 8832 and Form SS-4 to treat New Iberia as a fiscally transparent entity that is retroactive to the date of New Iberia’s incorporation.

As soon as practicable.

Step 4	UB Iberia shall obtain the advice of the works council of Koninklijke Verkade NV.	As soon as practicable.

PART 2

REORGANISATION STEPS AFTER SATISFACTION OF BANK CONSENT CONDITION

	Action	Timing
Step 5	New Iberia shall execute the credit agreement in respect of the New Iberia Loan Amount.

Subject to (i) the completion of Steps 1 to 4 and (ii) the satisfaction of the Bank Consent Condition, promptly upon receipt by New Iberia of Citibank International plc and UBS Loan Finance LLC’s signed counterparts to the credit agreement in respect of the Loan.

Step 6	New Iberia shall deliver to Citibank International plc the drawdown notice for the New Iberia Loan Amount.	On the first Business Day after the later of the date on which: (i) Steps 1 to 5 above have been completed and (ii) the Bank Consent Condition is satisfied.

Step 7

UB Iberia sells Koninklijke Verkade NV to UB Overseas pursuant to the documentation in the Agreed Form.

UB Iberia sells Biscuits Delacre SA to UB Overseas pursuant to the documentation in the Agreed Form.

On the first Business Day after the later of the date on which: (i) Steps 1 to 5 above have been completed and (ii) the Bank Consent Condition is satisfied.

Step 8

UB Investments sells UB Iberia to New Iberia in consideration for a share capital increase by contribution in kind of the shares in UB Iberia and deferred consideration in an amount equal to the New Iberia Loan Amount pursuant to the documentation in the Agreed Form.

On the fourth Business Day after the later of the date on which: (i) Steps 1 to 5 above have been completed and (ii) the Bank Consent Condition is satisfied.

Step 9	New Iberia shall file the notarial deed in respect of the share capital increase of New Iberia with the Commercial Registry.	On or before the sixth Business Day after the later of the date on which: (i) Steps 1 to 5 above have been completed and (ii) the Bank Consent Condition is satisfied.

Step 10	UB Investments sells New Iberia to Deluxestar in consideration for a loan pursuant to the documentation in the Agreed Form.	On the seventh Business Day after the later of the date on which: (i) Steps 1 to 5 above have been completed and (ii) the Bank Consent Condition is satisfied.

SCHEDULE 3

PRE-COMPLETION WARRANTIES

1.                                      Claims

1.1                                 No UBSE Group Company has been notified that it is the subject of  a civil, criminal, arbitration or administrative proceeding which is material to the UBSE Group taken as a whole (a Proceeding). So far as the UB Parties are aware (having made reasonable enquiries), no Proceeding is pending or threatened by or against a UBSE Group Company which is material to the UBSE Group taken as a whole.

1.2                                 No UBSE Group Company has been notified of any governmental or other investigation, enquiry or disciplinary proceeding the outcome of which would or might reasonably be expected to have a material adverse effect on the UBSE Group taken as a whole (an Investigation) concerning a UBSE Group Company or the Business and, so far as the UB Parties are aware (having made reasonable enquiries), none is pending or threatened.

1.3                                 For the avoidance of doubt, and without prejudice to the generality of the statements in paragraphs 1.1 and 1.2, those statements include any Proceeding or Investigation concerning:

(a)                                  any real property owned by a UBSE Group Company or exclusively used in the Business (each a Property);

(b)                                 the pollution or protection of the Environment (including the disposal of waste) or harm to or the protection of the health of humans, animals or plants;

(c)                                  any UBSE IP (as to the title, validity, enforceability, entitlement or otherwise); and

(d)                                 Tax.

2.                                      Compliance with Law

Each UBSE Group Company has conducted its business and dealt with its assets in all material respects in accordance with all applicable legal and administrative requirements.

3.                                      Real Property

3.1                                 No UBSE Group Company is aware (having made reasonable enquiries) that there is any resolution or proposal for compulsory acquisition of any property which is material to the UBSE Group taken as a whole by a local or other authority or statutory undertaking.

3.2                                 Where a UBSE Group Company holds a property which is material to the UBSE Group taken as a whole under a lease, tenancy or licence, there is no fact or circumstance which has been notified to it and nothing has been done by it which:

(a)                                  would entitle or require a person (including, without limitation, a landlord or licensor) to forfeit or enter on, or take possession of, or occupy, that property; or

(b)                                 would restrict or terminate that UBSE Group Company’s continued and uninterrupted possession or occupation of that property.

3.3                                 So far as the UB Parties are aware (having made reasonable enquiries), each Property Permit is in force, unimpeachable and unconditional or subject only to a condition that has been satisfied. So far as the UB Parties are aware (having made reasonable enquiries), no Property Permit is expected to be revoked, suspended, cancelled, varied or not renewed.

4.                                      Trading Restrictions

4.1                                 No UBSE Group Company is a party to, any agreement, arrangement or concerted practice (written or unwritten or intended to be legally enforceable or not):

(a)                                  which restricts the trading activities of a UBSE Group Company, including the prices or conditions under which goods or services are supplied by or to that UBSE Group Company; or

(b)                                 which would be prohibited by Article 81(1) of the Treaty of Rome or Article 53(1) of the Agreement on the European Economic Area save for the application of Article 81(3) of the Treaty of Rome or Article 53(3) of the Agreement on the European Economic Area.

5.                                      Definitions

In this Schedule:

Environment means:

(a)                                  land, including, without limitation, surface land, sub-surface strata, sea bed and river bed under water (as defined in paragraph (b)) and natural and man-made structures;

(b)                                 water, including, without limitation, coastal and inland waters, surface waters, ground waters and water in drains and sewers; and

(c)                                  air, including, without limitation, air inside buildings and other natural and man-made structures above or below ground;

Permit means:

(a)                                  permit, licence, consent, approval, certificate, qualification, specification, registration or other authorization; or

(b)                                 a filing of a notification, report or assessment,

in each case necessary for the operation of the Business, its ownership, possession, occupation or use of a material asset and where the lack of or failure to obtain any such permit would have a material adverse effect on the UBSE Group taken as a whole; and

Property Permit means a Permit concerned with a property which is material to the UBSE Group taken as a whole, its ownership, occupation, possession or existing use, but excluding a Permit concerned with the Environment.

SCHEDULE 4

PRE-COMPLETION COVENANTS

Each UBSE Group Company will:

1.                                       not create, allot, issue, acquire, repay or redeem any share or loan capital or agree, arrange or undertake to do any of those things or acquire or agree to acquire, an interest in a corporate body or merge or consolidate with a corporate body or any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction or grant or offer any option over the whole or any part of its share capital;

2.                                       operate its business in the usual way as carried on at the date of this agreement so as to maintain that business as a going concern;

3.                                       not acquire or dispose of, or agree to acquire or dispose of, any revenues, assets, business or undertakings except in the ordinary course of its business or assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent) except in the ordinary course of its business;

4.                                       not make, or agree to make, capital expenditure exceeding in total £100,000 or incur, or agree to incur, a commitment or commitments involving capital expenditure exceeding in total £100,000;

5.                                       not pay any management, service, monitoring or other fee to any member of the UB Group, or to any Affiliate of any member of the UB Group, other than Permitted Leakage;

6.                                       not declare, pay or make a dividend or distribution;

7.                                       not create, or agree to create or amend, an Encumbrance over any of its assets or redeem, or agree to redeem, an existing Encumbrance over any of its assets;

8.                                       continue, without amendment, all insurance policies in force at the date of this agreement and not do, or omit to do, anything which might, (i) make any of the policies void or voidable, (ii) entitle any of the insurers under any of the policies to refuse indemnity in relation to particular claims in whole or in part, or (iii) result in an increase in the premium payable under any of the policies provided that this shall not prevent the notification to insurers of claims in circumstances which might give rise to claims under any of the policies in accordance with the terms of the relevant policies;

9.                                       not enter into an onerous, unusual or material agreement, arrangement or obligation;

10.                                 not enter into any agreement involving consideration, expenditure or liabilities in excess of £100,000;

11.                                 not amend or terminate a material agreement, arrangement or obligation to which it is a party or terminate any contract or commitment which is not capable of being terminated without compensation or which is not in the ordinary course of business or which involves or may involve total annual expenditure of £100,000;

12.                                 not amend the terms and conditions of employment or engagement of a director, other officer or employee (except in the usual course of its business) or provide, or agree to provide, a gratuitous payment or benefit to a director, officer or employee (or any of their dependents) or employ, engage or terminate the employment or engagement of, a person;

13.                                 not enter into any collective labour agreements or any other agreements with works councils or employee representative bodies of a UBSE Group Company or give any undertakings to, or make any legally binding statements to, any such bodies;

14.                                 not amend, or agree to amend, the terms of its borrowing or indebtedness in the nature of borrowing or create, incur, or agree to create or incur, borrowing or indebtedness in the nature of borrowing and not to incur any intra-group debt;

15.                                 not give, or agree to give, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person’s obligation, other than another UBSE Group Company;

16.                                 not start litigation or arbitration proceedings, other than to enforce debts in the ordinary course or to take action in accordance with paragraph 20 below;

17.                                 not compromise or settle litigation or arbitration proceedings or any action, demand or dispute or waive a right in relation to litigation or arbitration proceedings;

18.                                 not release, discharge or compound any liability or claim;

19.                                 conduct its business in all material respects in accordance with all applicable legal and administrative requirements in any jurisdiction;

20.                                 protect, defend, enforce, maintain and renew all the UBSE IP and continue any pending applications relating to any UBSE IP for the Intellectual Property Rights;

21.                                 not assign, grant any licence, encumbrance, consent, undertaking or other right under or in respect of any of the UBSE IP; and

22.                                 not make any Tax election (other than elections that are made consistently with past practice), settle or compromise any Tax controversy or Tax liability relating to any UBSE Group Company, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to any UBSE Group Company or take any other similar action relating to the filing of any Tax Return or the payment of any Tax.

SCHEDULE 5

CLAIMS

1.                                      Financial limits

The maximum aggregate liability of the UB Parties in respect of any and all Title Warranty Claims shall not exceed £575 million.

2.                                      Time limits

The liability of the UB Parties in respect of a Locked-box Claim shall terminate three months after Completion except in respect of any Locked-box Claim of which notice is given to the UB Parties before this date. The liability of the UB Parties in respect of any Locked-box Claim shall in any event terminate if proceedings in respect of it have not been commenced within three months of service of notice of that Locked-box Claim.

SCHEDULE 6

COMPLETION

PART 1

UB PARTIES’ OBLIGATIONS

At Completion:

(a)                                  Deluxestar shall appear (by means of an attorney duly empowered) with NEH before a Spanish Notary Public to sign a public document evidencing the transfer of the New Iberia Shares to NEH;

(b)                                 Deluxestar shall deliver to NEH:

(i)                                     the original Public Deed of transfer of New Iberia Shares, evidencing ownership over the shares by Deluxestar;

(ii)                                  the Book of Shareholders of New Iberia duly reflecting NEH as the holder of the New Iberia Shares;

(iii)                               duly executed letters of resignation in the Agreed Form for each of Mark Oldham and Susan Furst in respect of their resignations as directors of UB Iberia;

(iv)                              subject to being provided with a duly completed copy of the same, a copy of the properly executed US tax election on Form 8832 to treat New Iberia as a corporation for US tax purposes signed by UB Investments; and

(v)                                 a list of all bank accounts and safety deposit boxes held by a UBSE Group Company, in each case showing the individuals who are entitled to sign on such account or access such box.

(c)                                  UBGI shall deliver to KFI:

(i)                                     duly executed counterparts of the Transitional Services Agreement, the Supply Agreements, the Intellectual Property Deed and the Licence Agreements;

(ii)                                  duly executed deeds of release of a share pledge agreement (póliza de cancelación de prenda de participaciones socials) or notarial deeds of cancellation of mortgage (escritura pública de cancelación de hipoteca inmobiliaria) (as applicable) in respect of each security document listed in Part 3 of this Schedule 6;

(iii)                               subject to being provided with a duly completed copy of the same, a copy of the properly executed US tax election on Form 8832 referenced in Step 3  of Schedule 2 signed by UB Investments;

(iv)                              copies of the executed Reorganisation documents in the Agreed Form referred to in Schedule 2.

(d)                                 Deluxestar shall ensure that at Completion a meeting of the board of directors of UB Iberia is held at which the directors:

(i)                                     appoint persons nominated by NEH to UBGI at least 10 Business Days prior to Completion as directors and auditors of UB Iberia with effect from the end of the meeting;

(ii)                                  accept the resignations of Susan Furst and Mark Oldham as directors of UB Iberia so as to take effect from the end of the respective meetings; and

(e)                                  Deluxestar shall observe and perform its obligations under clause 7.1 (if any), by payment of the relevant amount in immediately available funds for same day value, to the account notified to it by KFI not less than 3 Business Days prior to Completion.

PART 2

NEH’S OBLIGATIONS

At Completion NEH shall:

(a)                                  deliver to UBGI the Discounted Securities Extraordinary Resolution in the Agreed Form, duly executed by NEH as the sole holder of the Discounted Securities, consenting to the redemption of all the Discounted Securities in exchange for the transfer of the New Iberia Shares;

(b)                                 deliver to UBGI duly executed counterparts of the Transitional Services Agreement, the Supply Agreements, the Intellectual Property Deed and the Licence Agreements; and

(c)                                  deliver to UBGI, for cancellation, the certificate representing the Warrants, or an express indemnity;

(d)                                 deliver to UBGI, for cancellation, the certificate representing the Discounted Securities, or an express indemnity;

(e)                                  deliver to UBGI duly executed letters of resignation as directors or observers of UBGI in the Agreed Form for each of Robert Bradish, Thomas Dillon, Bernd Dreymueller, Jim McNasby and Linda Hefner;

(f)                                    procure that New Iberia shall pay the New Iberia Loan Amount, together with any accrued interest to the UB Account in immediately available funds for same day value in discharge of its obligation to pay deferred consideration pursuant to the agreement referred to in Step 8 of Schedule 2; and

(g)                                 NEH shall observe and perform its obligations under clause 7.2 by payment of the relevant account in immediately available funds for same day value to the UB Account.

PART 3

SECURITY DOCUMENTS

1.                                       Spanish law pledge of participations in UB Iberia dated 8 September 2000;

2.                                       Spanish law accession deed for the Spanish law pledge of participations in UB Iberia dated 27 April 2001 amending and clarifying the deed of pledge referred to in paragraph 1 above;

3.                                       Spanish law Deed of Mortgage over Spanish real estate between UB Iberia and the Finance Parties dated 27 April 2001 over plot of land number 3,163 in Bilbao;

4.                                       Spanish law Deed of Mortgage over Spanish real estate between Galletas UB and the Finance Parties (as defined therein) dated 27 April 2001 over plot of land number 3,164 in Bilbao;

5.                                       Spanish law Deed of Mortgage over Spanish real estate between UB Iberia and the Finance Parties (as defined therein) dated 27 April 2001 over plot of land number 3,592 in Barcelona;

6.                                       Spanish law Deed of Mortgage over Spanish trademarks between UB Iberia and the Finance Parties (as defined therein) dated 27 April 2001 over several trademarks under the names of LOSTE, ROYAL and RIERA MARSA; and

7.                                       Spanish law deed of pledge of shares between UB Iberia, Galletas UB, Carnes y Conservas and the Finance Parties dated 27 April 2001 over the shares in (i) Carnes y Conservas and (ii) Galletas UB.

SCHEDULE 7

INTERPRETATION

1.                                       In this agreement:

Accounts Date means 31 May 2006;

Affiliate means, in relation to a person, any other person, directly or indirectly, controlling or controlled by or under common control with that person and for the purposes of this definition control when used with respect to any person means power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise;

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by KFI’s Solicitors and UB’s Solicitors or otherwise by or on behalf of Deluxestar and NEH with such changes as Deluxestar and NEH may agree in writing before Completion;

Balance Sheet means the consolidated balance sheet of the UBSE Group as at 31 May 2006 contained in Data Room “A” prepared at an exchange rate of €1.4636 to £1.00;

Bank Consent Condition has the meaning ascribed to it in clause 3.1(a);

Business means:

(a)                                  the business conducted by the UBSE Group as at the date of this agreement;

(b)                                 the business of manufacturing, distributing, marketing, promoting, selling or exporting products bearing the Merola Marks and/or any other trade mark owned by the UBSE Group at the date of this agreement, as conducted by the Wider UB Group as at the date of this agreement;

(c)                                  the business of distributing, marketing, promoting, selling or exporting products manufactured by the UBSE Group as at the date of this agreement;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in London for normal business;

Carnes y Conservas means Carnes y Consevas Espanolas, S.A. (registered number A-28419372);

Cash means in respect of a UBSE Group Company, the aggregate of all cash held by such UBSE Group Company at the Accounts Date, and any balances credited to the account of such UBSE Group Company with banks or other financial institutions, in each case as set out in the UBSE Group Company’s nominal ledger, but for the avoidance of doubt excluding Restricted Cash and the Intra-Group Receivables;

Claims means Title Warranty Claims and Locked-box Claims;

Completion means completion of the transfer of the New Iberia Shares in redemption of the Discounted Securities in accordance with this agreement;

Conditions means the conditions precedent to the transfer of the New Iberia Shares in redemption of the Discounted Securities as set out in clause 3.1;

Consiber means Consiber, S.A. (registered number A-28569853);

Data Room “A” means the documents and information contained or referred to in the online data room made available to certain of KFI’s advisers by Merrill Corporation, as listed in Data Room Index “A” in the Agreed Form;

Data Room “B” means the documents and information contained or referred to in the online data room made available to KFI and its advisers by Merrill Corporation, as listed in Data Room Index “B” in the Agreed Form;

Deed of Termination of Shareholders Agreement means the deed dated on or around the date of this agreement pursuant to which the Shareholders Agreement will be terminated at Completion;

Discounted Securities means the £33,096,603,466 Dual Convertible Discounted Preferred Securities 2049 constituted by the Discounted Securities Instrument;

Delacre Adjustment means the decrease in the Inter-Company Debt by an amount equal to £4,818,256 in connection with the purchase of N.V. Biscuits Delacre S.A. by UB Iberia in January 2006;

Discounted Securities Instrument means the instrument entered into on 25 April 2000 by Deluxestar Limited constituting the Discounted Securities;

Discounted Securities Redemption Amount means an amount equal to £280.6 million being the amount required to redeem all the outstanding Discounted Securities in full on the Accounts Date in accordance with the Discounted Securities Instrument;

Encumbrance means any option, right to acquire, third party right or interest, mortgage, charge, pledge, lien or other form of security or encumbrance or another type of preferential arrangement having similar effect and any agreement to create any of the foregoing;

Exchange Amount means £280.6 million;

Galletas UB means Galletas United Biscuits, S.A. (registered number A-31018104);

Indebtedness means in respect of a UBSE Group Company, any of:

(a)                                  the principal and accrued interest (if any) on any borrowing or indebtedness in the nature of borrowing incurred by UBSE Group Company (including, without limitation, bank debt, loans, overdrafts, guarantees, letters of credit which are secured by a third party which is not a UBSE Group Company), any loan notes or bonds, any other interest bearing and/or secured lending or credit liabilities provided by third parties to such UBSE Group Company and any early repayment, prepayment, or break costs or penalties in respect of the above items;

(b)                                 the capitalised element of any lease or hire purchase contract which would be treated as a finance or capital lease; and

(c)                                  all costs payable by such UBSE Group Company on termination of any interest rate swap or hedging arrangements to which such UBSE Group Company is party,

and for the avoidance of doubt excludes Inter-Company Debt;

Information Memorandum means the information memorandum on United Biscuits Group (Investments) Limited and its subsidiaries prepared by Goldman Sachs International dated June 2006 in the Agreed Form;

Initial Amount means £561.8 million (being the sum of £575 million plus £11.7 million (cash) minus £0 (debt) minus £0.1 million (finance lease) minus £24.8 million (intercompany debt));

Inter-Company Debt means all amounts owing from the UBSE Group Companies to members of the UB Group as at the Accounts Date as shown on the Balance Sheet including any accrued interest, but for the avoidance of doubt excluding Intra-Group Trading Amounts and the Tulipan Debt;

Intercreditor Deed means the intercreditor deed dated 28 April 2000 between, among others, certain members of the UB Group and Deutsche Bank AG London as Security Agent (as varied, supplemented or amended from time to time);

Interest Amount means an amount of interest on:

(the Initial Amount plus the sum of £24.8 million (intercompany debt) minus £11.7 million (cash) minus the Exchange Amount),

from (and including) the Accounts Date until (but excluding) the date of Completion at an annual rate of 6.6% which interest shall accrue from day to day;

Intra-Group Receivables means all amounts owing from members of the UB Group to UBSE Group Companies as at the Accounts Date including any accrued interest, but for the avoidance of doubt excluding Intra-Group Trading Amounts;

Intra-Group Trading Amounts means amounts payable by or to a UBSE Group Company to or from a member of the UB Group pursuant to normal arms length commercial transactions in the ordinary course of trading consistent with historic practice prior to the Accounts Date for the supply of goods or services which are invoiced and settled in cash in the ordinary course.

KFI’s Solicitors means Clifford Chance LLP of 10 Upper Bank Street, London E14 5JJ;

Kraft Group means KFI and each of its Affiliates from time to time;

Kraft Parties means NEH and KFI;

Lenders has the meaning ascribed to it in the Senior Facilities Agreement;

Licence Agreements means the Diver Licence Agreement, the Filipinos Licence Agreement, the Hob-Nobs Licence Agreement, the McVities Licence Agreement and the Wheatsheaf Licence Agreement, each in the Agreed Form;

Loan Facilities Commitment Letter means the commitment letter to be entered into between New Iberia, Citigroup Global Markets Limited, UBS Securities LLC, Citibank International plc and UBS Loan Finance plc and UB Investments on or around the date of this agreement;

Locked-box Claim means any claim by a Kraft Party the basis of which is that a warranty or undertaking set out in clause 13.1, 13.2, 13.3, 13.5, 13.6, 14.1, 14.2 or 14.3 is, or is alleged to be, untrue or inaccurate;

Management Accounts means the management accounts for the UBSE Group Companies contained in Data Room “A”;

Merola Marks means the trade marks the subject of the Merola Sub-Licence which are listed in the Intellectual Property Deed;

Merola Sub-Licence means the sub-licence dated 11 July 2000 entered into between Merola Finance B.V. and UB Iberia (then named Nabisco Iberia S.L.) as amended and supplemented from time to time;

New Iberia means a Spanish S.L. to be acquired by UB Investments “off-the-shelf”;

New Iberia Loan Amount means an amount equal to the Reference Amount minus the Exchange Amount;

New Iberia Shares means all the shares of New Iberia;

P6 Adjustment Payment means the payment of £6,832,500 from the UBSE Group Companies to the UB Group following the P6 adjustment in accordance with normal practice in satisfaction of Inter-Company Debt owed by the UBSE Group Companies to the UB Group;

Permitted Leakage means:

(a)                                  Intra-Group Trading Amounts;

(b)                                 Step 7 of the Reorganisation as set out in Schedule 2;

(c)                                  payments due under the Pan European Cost Sharing Agreement (in the form set out in Data Room “A”) between the UBSE Companies and members of the UBSE Group;

(d)                                 normal expenses related to the operation of the Business properly payable to employees, directors or officers of any UBSE Group Company; and

(e)                                  emoluments and other entitlements properly payable to employees, directors or officers of any UBSE Group Company and due or accrued up to the date of Completion by virtue of their employment or directorship, but excluding any extraordinary stay, bonus, severance, or incentive payment;

Permitted Payments means:

(a)                                  any interest payable under any loan agreements between the UBSE Group Companies and members of the UB Group;

(b)                                 any payments due under the Pan European Cost Sharing Agreement between the UBSE Group Companies and members of the UB Group; and

(c)                                  any payments made in the ordinary course of trading between the UBSE Group Companies and members of the UB Group as a result of goods or services supplied on normal arm’s length terms;

Pre-Completion Warranties means the warranties on the part of the UB Parties set out in Schedule 3;

Postres UB means Postres United Biscuits, S.A. (registered number A-60172541);

Press Release means the press release in the Agreed Form concerning the sale and purchase of the UBSE Group;

Reference Amount means the Initial Amount plus the Interest Amount;

Reorganisation means the reorganisation described in Schedule 2 and to be implemented in accordance with clauses 3.4 and 3.5;

Restricted Cash means any cash held by a UBSE Group Company which is not capable of being lawfully spent, distributed, loaned or released by such UBSE Group Company from the jurisdiction in which it is situated without deduction or withholding or additional cost (other than the costs of transfer from a bank account incurred the ordinary course), or which is otherwise committed (including without limitation any cash held in respect of or securing rent deposits, in respect of UBSE Group employee withholding taxes or any other cash held as collateral in respect of obligations of any party);

Senior Facilities Agreement means the senior facilities agreement dated 19 December 1999 between, among others, UBGI as Parent, the Lenders (as defined therein) and Deutsche Bank AG London as Agent (as varied, supplemented or amended from time to time);

Shareholders Agreement means the shareholders agreement dated 17 March 2000 and entered into between, among others, UBGI (1), Kraft Foods International Inc. (2), Cinven Limited (3), and PAI partners SAS (4), and to which MidOcean Associates SPC subsequently became a party, (as amended from time to time);

subsidiary means a subsidiary for the purposes of the Companies Act 1985;

subsidiary undertaking and parent undertaking have the meanings given in section 258 of the Companies Act 1985;

Supply Agreements means the eight supply agreements in the Agreed Form;

Title Warranties means the warranties on the part of the UB Parties contained in clause 11 in sub-clauses 11.1, 11.2 and 11.3;

Title Warranty Claim means a claim by a Kraft Party the basis of which is that a Title Warranty is, or is alleged to be, untrue or inaccurate;

Transaction Documents means this agreement, the Loan Facilities Commitment Letter, the Deed of Termination of Shareholders Agreement, the Transitional Services Agreement, the Supply Agreements, the Intellectual Property Deed and the Licence Agreements;

Transitional Services Agreement means the transitional services agreement in the Agreed Form;

Tulipan Debt means an amount equal to £239.8 million owing from UB Iberia to UB Overseas as at the Accounts Date as shown on the Balance Sheet (including any accrued interest);

UB Account means the bank account of United Biscuits (UK) Limited which is notified to KFI at least 3 Business Days prior to Completion;

UBGI means United Biscuits Group (Investments) Limited (registered number 03877866);

UB Group means UBGI and each of its subsidiaries other than the UBSE Group Companies;

UB Iberia has the meaning ascribed to it in Recital (A);

UB Iberia Shares means the 20,480,400 ordinary shares of €3.01 each in the capital of UB Iberia;

UB Parties means UBGI, UB Overseas, UB Investments and Deluxestar;

UB Portugal means United Biscuits Portugal, S.A. (registered number 502.449.136);

UB’s Solicitors means Allen & Overy LLP of One New Change, London EC4M 9QQ;

UBSE Group means New Iberia and each of the other UBSE Group Companies, taken as a whole;

UBSE Group Companies means New Iberia, UB Iberia and the UBSE Subsidiaries and UBSE Group Company means any of them;

UBSE Subsidiaries means each of Carnes y Conservas, Consiber, Galletas UB, Postres UB, and UB Portugal;

UB Transaction Costs means any costs or expenses of UBGI or any other member of the UB Group relating directly or indirectly to the sale of the UBSE Group or the New Iberia Shares (including any transaction or sale bonuses or other payments payable as a result of the implication of the sale of the New Iberia Shares (to any person));

Vendor Due Diligence Report means the vendor due diligence report in the Agreed Form prepared by Ernst & Young LLP relating to the UB Group;

Warrant Instrument means an instrument executed by UBGI on 25 April 2000 (as amended and restated on 25 July 2000);

Warrants means warrants to subscribe for shares in UBGI constituted pursuant to the Warrant Instrument;

Wider UB Group means the UB Group and the UBSE Group Companies; and

a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 of the Taxes Act 1988.

2.                                       In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

(a)                                  that enactment as amended, extended or applied by or under any other enactment (before or after signature of this agreement);

(b)                                 any enactment which that enactment re-enacts (with or without modification); and

(c)                                  any subordinate legislation made (before or after signature of this agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a), or under any enactment which it re-enacts as described in subparagraph (b), except to the extent that any legislation or subordinate legislation made or enacted after the date of this agreement would create or increase the liability of Deluxestar under this agreement.

3.                                       In this agreement:

(a)                                  words denoting persons include bodies corporate and unincorporated associations of persons;

(b)                                 references to an individual or a natural person include his estate and personal representatives; and

(c)                                  subject to clause 18, references to a party to this agreement include the successors or assigns (immediate or otherwise) of that party.

SIGNATORIES

SIGNED by	)
for and on behalf of	)	/s/ Jeff Van Der Eems
UNITED BISCUITS GROUP	)	Authorised Signatory
(INVESTMENTS) LIMITED

SIGNED by	)
for and on behalf of	)	/s/ Graham Clempson
DELUXESTAR LIMITED	)	Authorised Signatory

SIGNED by	)
for and on behalf of	)	/s/ Mark Oldham
UB OVERSEAS LIMITED	)	Authorised Signatory

SIGNED by	)
for and on behalf of	)	/s/ Mark Oldham
UB INVESTMENTS (NETHERLANDS) B.V.	)	Authorised Signatory

/s/ Susan Furst
Authorised Signatory

SIGNED by	)
for and on behalf of	)	/s/ Bernd Dreymueller
NABISCO EURO HOLDINGS LTD.	)	Authorised Signatory

SIGNED by	)
for and on behalf of	)	/s/ Michael Waks
KRAFT FOODS INTERNATIONAL, INC.	)	Authorised Signatory